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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Anacomp, Inc. for the registration of $135,000,000 of 10 7/8% Series D Senior Subordinated Notes due 2004 and to the incorporation by reference therein of our report dated April 30, 1998, except as to Note 15 as to which the date is June 18, 1998, with respect to the financial statements of First Image Management Company (a division of First Data Corporation) included in Anacomp, Inc.'s Current Report on Form 8-K dated June 18, 1998 (as amended by Form 8-K/A dated August 11,
1998), filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
August 14, 1998